SMITH BARNEY ALLOCATION SERIES INC.

                      ARTICLES OF AMENDMENT

     SMITH BARNEY ALLOCATION SERIES INC., a Maryland corporation, having its principal office in the City of Baltimore, Maryland
(the Corporation), certifies to the State Department of Assessments and Taxation that:

     FIRST: The Charter of the Corporation is amended by (i) reclassifying all of the shares of the Corporation's Select Conservative Portfolio as shares of the Corporation's Select Balanced Portfolio, (ii) reclassifying all of the shares of the Corporation's Select Income Portfolio as shares of the Corporation's Select Balanced Portfolio, and (iii) increasing the aggregate number of authorized shares of the Select Balanced Portfolio by 1,000,000,000 shares.

     SECOND: Upon effectiveness of these Articles of Amendment:

          (a). All of the assets and liabilities belonging to the Corporation's Select Conservative Portfolio and Select Income Portfolio and attributable to their respective shares shall be conveyed, transferred and delivered to the Corporation's Select Balanced Portfolio, and shall thereupon become and be assets and liabilities belonging to the Select Balanced Portfolio and attributable to its shares.

          (b). Each of the issued and outstanding shares of the Corporation's Select Conservative Portfolio and Select Income Portfolio will automatically, and without the need of any further act or deed, be reclassified and changed to that number of full and fractional issued and outstanding share(s) of the Corporation's Select Balanced Portfolio having an aggregate net asset value equal to the net asset value of a Select Conservative Portfolio or a Select Income Portfolio share, respectively, being reclassified and changed, such net asset values to be determined as of the close of regular trading on the New York Stock Exchange on the effective date of these Articles of Amendment.

          (c). Each unissued share (or fraction thereof) of the Corporation's Select Conservative Portfolio and Select Income Portfolio, respectively, will automatically, and without the need for any further act or deed, be reclassified and changed to such number of unissued shares (or fractions thereof) of the Corporation's Select Balanced Portfolio as shall result, as of the effective time of these Articles of Amendment and as a result hereof, in the total number of unissued shares of the Corporation's Select Balanced Portfolio being increased by 1,000,000,000 shares less the number of issued and outstanding shares of the Corporation's Select Balanced Portfolio resulting from paragraph (b) of this Article SECOND.

          (d). Open accounts on the share records of the Corporation's Select Balanced Portfolio owned by each former holder of its respective shares of the Select Conservative Portfolio and Select Income Portfolio shall be established representing the appropriate number of the Select Balanced Portfolio shares deemed to be owned by each such stockholder as a result of the reclassification.

     THIRD: This amendment does not increase the authorized capital stock of the Corporation or the aggregate par value thereof. This amendment reclassifies and changes the 500,000,000 authorized shares of each of the Select Conservative Portfolio and Select Income Portfolio to 1,000,000,000 additional authorized shares of the Select Balanced Portfolio but does not amend the description of any class of stock as set forth in the Charter. As a result of this amendment, the Corporation is authorized to issue up to 1,500,000,000 shares of the Select Balanced Portfolio. The shares of the Select Balanced Portfolio shall have all of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such Portfolio as set forth in the Charter of the Corporation.

     FOURTH: Outstanding stock certificates representing issued and outstanding shares of each of the Select Conservative Portfolio and Select Income Portfolio of the Corporation immediately prior to these Articles of Amendment becoming effective shall, upon these Articles becoming effective, be deemed to represent the appropriate number of issued and outstanding shares of the Corporation's Select Balanced Portfolio, calculated as set forth in Article SECOND of these Articles.

     FIFTH: This amendment has been duly authorized and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon.

     SIXTH: These Articles of Amendment shall be effective as of 5:00 P.M., Eastern Time, on April 27, 2001.

IN WITNESS WHEREOF, SMITH BARNEY ALLOCATION SERIES INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman, and witnessed by its Assistant
Secretary, as of the 24th day of April, 2001.


WITNESS:                      SMITH BARNEY ALLOCATION SERIES INC.

By:  _____________________________ By:
_____________________________
   Name:  Barbara J. Allen      Name:  Heath B. McLendon
   Assistant Secretary          Office:  Chairman

THE UNDERSIGNED, Heath B. McLendon, Chairman of Smith Barney Allocation Series Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                              ___________________________
                              Name:  Heath B. McLendon
                              Office:  Chairman